Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
James Dwyer	Jim Beck
412-992-5450	412-315-2909
James.Dwyer@alcoa.com	Jim.Beck@alcoa.com

Alcoa Corporation Amends and Restates

Revolving Credit Agreement

PITTSBURGH, November 26, 2018 — Alcoa Corporation (NYSE: AA), a global leader in bauxite, alumina, and aluminum products, today announced that it entered into an amended and restated $1.5 billion revolving credit agreement on November 21, 2018.

This amended and restated revolving credit agreement, among other things:

•	Extends the maturity date of the credit facility from November 14, 2022 to November 21, 2023;

•	Permits release of the collateral should the Company achieve an investment grade rating with a stable outlook or better;

•	Decreases the applicable interest rate margin on Libor and base rate loans, and subjects them to further decreases for so long as the Company has an investment grade rating; and

•	Provides additional flexibility for the Company to make restricted payments, to make investments, and to incur indebtedness.

“Our ability to successfully amend our revolving credit agreement reflects Alcoa’s improving financial profile,” said William Oplinger, Executive Vice President and Chief Financial Officer. “We look forward to continuing to strengthen the Company to gain even greater flexibility in the future.”

JPMorgan Chase Bank serves as the administrative agent.

Dissemination of Company Information

Alcoa Corporation intends to make future announcements regarding company developments and financial performance through its website at www.alcoa.com.

About Alcoa Corporation

Alcoa is a global industry leader in bauxite, alumina, and aluminum products, built on a foundation of strong values and operating excellence dating back 130 years to the world-changing discovery that made aluminum an affordable and vital part of modern life. Since developing the aluminum industry, and throughout our history, our talented Alcoans have followed on with breakthrough innovations and best practices that have led to efficiency, safety, sustainability, and stronger communities wherever we operate.

Forward-Looking Statements

This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect the Company’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although the Company believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in the Company’s filings with the U.S. Securities and Exchange Commission. The Company disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.